Exhibit 10.4

ASSET PURCHASE AND ASSIGNMENT AGREEMENT

This ASSET PURCHASE AND ASSIGNMENT AGREEMENT (this “Agreement”), dated as of March 16, 2021, is made between Anchiano Therapeutics, Inc., a company organized under the laws of Delaware (“Anchiano”) and Kestrel Therapeutics, Inc., a company organized under the laws of Delaware (“Kestrel”; each of Anchiano and Kestrel, a “Party” and, together, the “Parties”).

W I T N E S S E T H:

WHEREAS, Anchiano is a party to a Collaboration and License Agreement (the “Collaboration and License Agreement”) entered into as of September 13, 2019 by and between ADT Pharmaceuticals, LLC, a company organized and existing under the laws of Delaware (“ADT”), and Anchiano; and

WHEREAS, Anchiano wishes to sell to Kestrel, and Kestrel wishes to acquire from Anchiano, all of Anchiano’s rights and obligations in its business to the extent related to the research, development and commercialization of Compounds and Products (as such terms are defined in the Collaboration and License Agreement) (the “Purchased Business”).

NOW, THEREFORE Anchiano and Kestrel hereby agree as follows:

1.	PURCHASE AND SALE OF ASSETS, Assignment and Assumption.

1.1             Defined Terms. As used in this Agreement, each capitalized term that is not otherwise defined shall have the respective meaning specified in Schedule A attached hereto.

1.2             Transferred Assets. Subject to the terms and conditions of this Agreement, at the Closing (as such term is defined below) Anchiano shall sell to Kestrel, and Kestrel shall purchase from Anchiano, the following assets of Anchiano related to the Purchased Business (the “Transferred Assets”):

(i) all rights, interests, licenses and obligations of Anchiano in the Collaboration and License Agreement;

(ii) all other assets, used by Anchiano exclusively in connection with the Purchased Business, which consist exclusively of the assets listed on Schedule 1.2(ii) attached hereto (the “Other Transferred Assets”); and

(iii) all books and records, other than accounting books and records, related to the Collaboration and License Agreement and the Other Transferred Assets (the “Transferred Records”).

1.3             Consent to Release Data, Reagents and Results. At the Closing, Anchiano will deliver to Kestrel its written consents, each in the form of Schedule C-1 attached hereto, addressed to each of the parties to the agreements listed on Schedule C-2 attached hereto (the “Development Services Agreements”), to release to Kestrel all of the data, reagents and results generated for Anchiano under each of the Development Services Agreements (the “Third Party Consents”). Kestrel acknowledges and agrees that other than the delivery of the Third Party Consents, Anchiano shall have no obligation, responsibility or liability with respect to (i) the Development Services Agreements, (ii) the release of the data, reagents and results generated for Anchiano under each of the Development Services Agreements, and (iii) the data, reagents and results released, if released, pursuant to the Third Party Consents.

1.4             Assumed Liabilities. Subject to the terms and conditions of this Agreement, on and after the Closing Date, Kestrel shall assume and agree to pay, perform and discharge the following Liabilities of Anchiano (the “Assumed Liabilities”): (i) any Liabilities resulting from the ownership or use of the Transferred Assets by Kestrel that arise from any event, condition or circumstance occurring after the Closing Date and not resulting from any breach by Anchiano of any of its obligations under this Agreement; and (ii) any Taxes imposed on the Transferred Assets or that otherwise arise with respect to the use of the Transferred Assets, in each case, that are payable on or after the Closing Date.

1.5             Excluded Liabilities. Anchiano shall retain, and shall be responsible for paying, performing and discharging when due, and Kestrel shall not assume or have any responsibility for paying, performing or discharging, any Liabilities of Anchiano and its Affiliates other than the Assumed Liabilities (the “Excluded Liabilities”).  Without limiting the foregoing, neither Kestrel nor its Affiliates shall be obligated to assume, and none of them does assume, and each of them hereby disclaims responsibility for, any of the following Liabilities of Anchiano and its Affiliates: (i) any Liability attributable to any asset, property or right that is not included in the Transferred Assets; (ii) any Liabilities payable under the Collaboration and License Agreement prior to the Closing Date; (iii) any Liability attributable to any action of, or failure to act by, Anchiano under the Collaboration and License Agreement prior to the Closing Date; (iv) any Liability attributable to the ownership, use, operation or maintenance of any of the Other Transferred Assets on or prior to the Closing Date; and (v) all Taxes imposed on the Transferred Assets or that otherwise arise with respect to the use of the Transferred Assets, in each case, that are payable prior to the Closing Date.

1.6             Purchase Price. As consideration for the assignment of the Transferred Assets, Kestrel shall, at the Closing, (i) pay to Anchiano the sum of US$875,000 (the “Purchase Price”) (such amount is in addition to the “Upfront Payment” in the amount of US$125,000 made by Kestrel to Anchiano prior to the Closing Date pursuant to the Term Sheet between the Parties dated January 11, 2021), and (ii) assume the Assumed Liabilities.

1.7             Bill of Sale; Assignment. The sale by Anchiano, and the purchase by Kestrel, of the Purchased Business shall be effectuated pursuant to a Bill of Sale between Anchiano, as seller, and Kestrel, as purchaser (the “Bill of Sale”). In addition, Anchiano shall assign and convey to Kestrel, and Kestrel shall assume, undertake and receive from Anchiano, Anchiano’s rights and obligations in the Collaboration and License Agreement, pursuant to those certain instruments of Assignment and Assumption, to be dated as of the date of the Closing, between Anchiano, as assignor, and Kestrel, as assignee (each such instrument, an “Assignment” and, collectively, the “Assignments”), the form of which is attached hereto as Schedule B.

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2.	Representations and Warranties.

2.1           Anchiano hereby represents and warrants to Kestrel as follows, subject to any exceptions contained in the Anchiano Disclosure Schedule attached to this Agreement:

(i)       Anchiano is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii) Anchiano has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other documents executed by Anchiano prior to or at the Closing in connection with the sale of the Purchased Business and the assignment of the Transferred Assets to Kestrel, including without limitation the Bill of Sale and the Assignments (this Agreement and all such other documents, collectively the “Transaction Agreements”). The execution and delivery by Anchiano of the Transaction Agreements and the consummation by Anchiano of the transactions contemplated thereby have been duly and validly authorized by all requisite corporate action. The Transaction Agreements will as of the Closing Date be duly executed and delivered by, and, assuming each of them constitutes the valid and binding agreement of Kestrel, will constitute as of the Closing Date, the legal, valid and binding obligation of, Anchiano enforceable against Anchiano in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting the enforceability of contractual obligations and creditor’s rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

(iii)       The execution, delivery and performance of the Transaction Agreements by Anchiano and the consummation by Anchiano of the transactions contemplated thereby do not and will not: (a) conflict with or violate the organizational documents of Anchiano, (b) conflict with or violate any Law, Order or Permit applicable to Anchiano, (c) violate any provision of or result in a breach, default or acceleration of, or require a consent under, any material agreement or instrument to which Anchiano is a party or by which Anchiano is bound, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default or acceleration, (d) result in any Third Party having any right to participate in the transactions contemplated by this Agreement or result in any Third Party having any right of first refusal, option or similar right with respect to any of the Transferred Assets, or (e) result in the imposition of any Lien on the Transferred Assets.

(iv)       The copy of the Collaboration and License Agreement included in Section 2.1(iv) of the Anchiano Disclosure Schedule attached to this Agreement is true and correct.

(v)       Anchiano has not previously sold, transferred, leased or assigned, or entered into any agreement to sell, transfer, lease or assign, all or any portion of the Transferred Assets.

(vi)       The Collaboration and License Agreement is valid and is in full force and effect; has not previously been amended, modified, supplemented or superseded; is the sole agreement between Anchiano and ADT; and is the valid and binding obligation of Anchiano, enforceable in accordance with its respective terms.

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(vii)       ADT has not provided Anchiano with written notice regarding any default by Anchiano under such Collaboration and License Agreement. There are no uncured defaults on the part of Anchiano under the Collaboration and License Agreement, and there are no events that have occurred which, with notice or lapse of time or both, would constitute a default by Anchiano under the Collaboration and License Agreement. To the knowledge of Anchiano, ADT is not in default under the Collaboration and License Agreement.

(viii) The Transferred Assets constitute substantially all of the business of Anchiano to which the Collaboration and License Agreement relates.

(ix)        Except as expressly set forth in Sections 2.1(i) though (viii) above, (a) the sale of the Purchased Business and the sale and assignment of the Transferred Assets is being made on an “as is, where is” basis and (b) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ANCHIANO, ANCHIANO’S AFFILIATES AND LICENSORS EXPRESSLY DISCLAIM ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, REGARDING THE PURCHASED BUSINESS AND THE TRANSFERRED ASSETS, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

2.2             Kestrel hereby represents and warrants to Anchiano as follows:

(i)               Kestrel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii)             Kestrel has all requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Agreements. The execution and delivery by Kestrel of the Transaction Agreements and the consummation by Kestrel of the transactions contemplated thereby have been duly and validly authorized by all requisite corporate action. The Transaction Agreements will as of the Closing Date be, duly executed and delivered by, and, assuming each of them constitutes the valid and binding agreement of Anchiano, will constitute as of the Closing Date, the legal, valid and binding obligation of, Kestrel enforceable against Kestrel in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting the enforceability of contractual obligations and creditor’s rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

(iii)       The execution, delivery and performance of the Transaction Agreements by Kestrel do not and will not: (a) conflict with or violate the organizational documents of Kestrel, or (b) violate any provision of or result in a breach, default or acceleration of, or require a consent under, any material agreement or instrument to which Kestrel is a party or by which Kestrel is bound, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default or acceleration.

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3.	CLOSING.

3.1                    The transactions contemplated under this Agreement shall occur and take place at a closing (the “Closing”) to be held on (A) the later of (i) March 31, 2021, and (ii) the date on which the shareholders of Anchiano Therapeutics Ltd. approve the currently proposed merger with Chemomab Ltd.; (B) April 30, 2021 if such shareholder approval has not occurred by April 30, 2021, or (C) such other date as shall be mutually agreed between the Parties (such date, the “Closing Date”).

3.2                    At the Closing, Kestrel shall pay the Purchase Price, and each of the Parties shall execute and deliver or cause to be delivered to the other Party all documents and instruments, including the Bill of Sale, the Assignments and the Third Party Consents, required for the performance of the transactions contemplated hereunder.

4.                 PARTIES’ OBLIGATIONS. Subject to compliance with the terms described herein, each Party undertakes to take all necessary steps, perform all acts required and execute and deliver to the other Party all such agreements, instruments or documents which may be required for the performance of its obligations herein and the consummation of the transaction contemplated hereunder. Upon and following the Closing, Kestrel shall assume the Assumed Liabilities and shall be bound by the terms and conditions of the Collaboration and License Agreement and Anchiano shall have no further liability for the Assumed Liabilities in connection therewith.

5.	MISCELLANEOUS.

5.1              All of the provisions of this Agreement and of any of the documents and instruments executed in connection herewith shall apply to and be binding upon, and inure to the benefit of Anchiano and Kestrel, and their respective successors and assigns.

5.2           This Agreement and the schedules hereto, together with the other documents and instruments executed and delivered in connection herewith, including the Bill of Sale, the Assignments and the Existing CDA, set forth the entire agreement between Anchiano and Kestrel relating to the transactions contemplated hereby, and all other prior or contemporaneous agreements, understandings, representations or statements, oral or written, relating directly to the transactions contemplated hereby are superseded by this Agreement.

5.3           This Agreement and the terms hereof may not be changed, waived, modified, supplemented, canceled, discharged or terminated orally, but only by an instrument or instruments in writing executed and delivered by the Parties.

5.4           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles. Each of the Parties hereby agrees to the exclusive jurisdiction and venue of the appropriate state or federal court located in Miami, Florida in connection with any matter based upon or arising out of this Agreement or the other Transaction Agreements. Each Party hereby consents to service of process in any such proceeding in any manner permitted by the law of the jurisdiction in which jurisdiction and venue is located, and further consents to service of process by internationally recognized courier service (e.g., DHL) at its address specified pursuant to Section 5.5. Notwithstanding the foregoing in this Section 5.4, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT.

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5.5           Any notice under this Agreement shall be sent to the Parties at their respective addresses set forth below or such other addresses as may from time to time be notified in accordance with this section. Notices may be sent by hand, by internationally recognized courier service (e.g., DHL) or by email, and shall be deemed to be given when delivered in the case of delivery by hand or internationally recognized courier service or when confirmation of transmittal is received by the sender in the case of email.

To Anchiano:

Anchiano Therapeutics, Inc.

One Kendall Square, Building1400E, Suite 14-105, Cambridge, MA 02139

Attn:      CEO

with a copy (which shall not constitute notice) to:

Goldfarb Seligman & Co.

Ampa Tower, 98 Yigal Alon Street

Tel Aviv 6789141, Israel

Attn:     Aaron M. Lampert

To Kestrel:

Kestrel Therapeutics, Inc.

102 Sears Road, Wayland, MA 01778

Attn:          Frank G. Haluska, M.D., Ph.D.

President and CEO

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn:      John J. Cheney, Esq.

6.6       No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

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6.7       The invalidity or unenforceability of any provision or part of any provision of this Agreement shall not affect the validity or enforceability of any other provision or part thereof, and any invalid or unenforceable provision or part thereof shall be deemed to be separate, severable and distinct, and no provision or part thereof shall be deemed dependent upon any other provision or part thereof unless expressly provided for herein.

6.8       Neither Party may assign this Agreement, or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Party.

6.9       This Agreement may be executed in one or more counterparts, each of which when executed shall constitute an original and all of which so executed shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Anchiano Therapeutics, Inc.

By:	/s/ Neil Cohen
Name: Neil Cohen
Title: CEO

Kestrel Therapeutics, Inc.

By:	/s/ Frank Haluska
Name: Frank Haluska
Title: CEO

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Schedule A

Definitions

“Existing NDA” means that certain Mutual Non-Disclosure Agreement, by and between the Parties, dated October 28, 2020, as amended.

“Governmental Entity” means any court, tribunal, arbitrator, regulatory authority, agency, commission, department, ministry, official or other instrumentality of the United States or other country, or any supra-national organization, or any foreign or domestic, state, county, city or other political subdivision.

“Law” means any federal, state, local or foreign law, statute, code or ordinance, or any rule or regulation promulgated by any Governmental Entity including all decisions of any courts having the effect of law in each such jurisdiction.

“Liability” means any and all debts, liabilities and obligations, whether known or unknown, asserted or unasserted, determinable or otherwise, accrued or fixed, absolute or contingent, liquidated or unliquidated, incurred or consequential, or matured or unmatured, including, without limitation, those arising under any Law, Litigation, Order, or agreement.

“Lien” means any mortgage, lien, encumbrance, pledge, security interest, attachment, encumbrance or lien (statutory or otherwise) which (a) creates or confers an interest in property to secure payment or performance of a Liability or which retains or reserves such an interest for such purpose; or (b) otherwise constitutes an interest in, or claim against, property.

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, judicial, arbitration or other administrative proceeding, whether at law or at equity, before or by any court, Governmental Entity, arbitrator or other tribunal.

“Order” means any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any court or Governmental Entity.

“Permit” means any license, permit, application, consent, certificate, registration, approval and authorization pending before, issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority.

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, sales, use, employment, environmental, franchise, profits, gains, property, transfer, value added, payroll, escheat or abandoned property, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto, whether as a primary obligor, as a result of being a transferee, successor or a member of an affiliated, consolidated, unitary, combined or other group, by contract, pursuant to Law or otherwise.

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Schedule 1.2(ii)

Other Assets Used Exclusively in Connection with the Purchased Business

None

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Schedule B

Form of Instrument of Assignment and Assumption

On this [__] day of [______], 2021, Anchiano Therapeutics, Inc., a company organized under the laws of the State of Delaware (“Assignor”), hereby assigns to Kestrel Therapeutics, Inc., a company organized under the laws of the State of Delaware (“Assignee”), all right, title and interest of Assignor in and to that certain agreement between Assignor and [______________], dated [_________], copy of which is attached hereto as Exhibit A and made a part hereof]1 (the “Assigned Asset”).

Assignee hereby expressly assumes all of the obligations imposed upon Assignor under the Collaboration and License Agreement accruing from and after the date hereof[, and all existing monetary obligations under the Collaboration and License Agreement [other than the Excluded Liabilities]]. Assignor shall be released from all liabilities and responsibilities arising from the assigned contract.

This Assignment and Assumption of the Collaboration and License Agreement is made by Assignor without any express or implied representation or warranty whatsoever except to the extent expressly provided in that certain Asset Purchase and Assignment Agreement, dated as of March 16, 2021 (the “Agreement”), between Assignor and Assignee.

This Assignment and Assumption of the Collaboration and License Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Any inconsistency between the terms herein and the terms set forth in the Agreement shall be resolved in favor of the terms of the Agreement.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption to be executed as of the date first set forth above.

Anchiano Therapeutics, Inc.	Kestrel Therapeutics, Inc.

By:	By:

Name:	Name:
Title:	Title:

1 To be inserted for the applicable Transferred Agreements

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Schedule C-1

Form of Third Party Consent

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Schedule C-2

Development Services Agreements

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